Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	Michael Sund
August 6, 2009		+1 858.503.3233
msund@maxwell.com

MAXWELL TECHNOLOGIES REPORTS 2nd QUARTER FINANCIAL RESULTS

Ultracapacitor Sales Up 58%, Total Revenue Up 30% vs. Q2 2008

CONFERENCE CALL & WEBCAST AT 5 P.M. (EDT) TODAY – DETAILS BELOW

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) today reported revenue of $24.8 million for its second quarter ended June 30, 2009, up 30 percent over the $19.0 million recorded in the same period in 2008. Operating loss for the second quarter 2009 was $0.9 million, compared with $4.0 million in the same period last year. Net loss for Q209 was $5.3 million, or $0.22 per share, including a non-cash charge of $3.8 million, or $0.16 per share, reflecting a quarterly “mark-to-market” valuation of conversion features and warrants associated with convertible debentures issued in 2005. That compares with a net loss of $5.0 million, or $0.24 per share, including a non-cash gain of $33,000, for the conversion feature valuation in Q208.

Second quarter BOOSTCAP® ultracapacitor sales increased by 58 percent to $10.7 million, compared with $6.8 million for the same period last year. Sales of high voltage capacitor and microelectronics products also continued to grow, combining for Q209 revenue of $14.0 million, up 15 percent from the $12.2 million recorded in Q208.

“Initial shipments for purchase orders totaling $13.5 million that we received in April from three leading Chinese bus producers for BOOSTCAP ultracapacitor modules to support braking energy recuperation and torque assist in diesel-electric hybrid transit buses helped to drive highest-ever quarterly ultracapacitor sales,” said David Schramm, Maxwell’s president and chief executive officer. “That volume increase, along with significant ongoing manufacturing cost reductions for ultracapacitor products figured prominently in achievement of another meaningful milestone, positive cash flow from operations of approximately $2.8 million for the quarter.”

“Global economic conditions and tight credit continue to affect some customer projects, but our key target markets, including public transportation, renewable energy, electric utility infrastructure and aerospace remain relatively stable,” Schramm added. “Sales are up more than 30 percent and operating results have improved dramatically compared with the first half of 2008, and we expect both the top and bottom lines to continue to show year-over-year improvement for the balance of the year.”

Other significant recent developments include:

•	Sale of 2.3 million shares of Maxwell common stock in May and June, generating net proceeds of approximately $18.6 million after deducting underwriting commissions and offering expenses.

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Agreement to form a strategic alliance through which ISE Corp. will source ultracapacitors for its hybrid drive systems for heavy vehicles exclusively from Maxwell, Maxwell will sell energy storage modules produced by ISE, and the companies will share technical resources.

•	Completion of an exclusive catalog distribution agreement for BOOSTCAP ultracapacitor products with Mouser Electronics, Inc., a leading global distributor of electronic components.

-more-

MAXWELL TECHNOLOGIES REPORTS 2nd QUARTER FINANCIAL RESULTS

Q209 gross margin was 36 percent, compared with 26 percent in Q208. Operating expenses totaled approximately $9.8 million, or 40 percent of revenue in Q209, compared with $8.9 million, or 47 percent of revenue in Q208. Cash and restricted cash increased from $15.4 million as of March 31, 2009, to $39.5 million as of June 30, 2009, including net proceeds of $18.6 million from an underwritten offering of common stock. Complete financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations will be available with the filing of the company’s Quarterly Report on Form 10-Q with the Securities & Exchange Commission.

As reported previously, the company is conducting an internal review with respect to payments made to an independent sales agent in China in connection with sales of high voltage capacitor products produced by Maxwell’s Swiss subsidiary. The company believes that the amount of the payments was immaterial in all periods involved. However, because the company’s international operations make it subject to the U.S. Foreign Corrupt Practices Act (FCPA), management is conducting further review to determine how these payments should be treated for FCPA purposes. The internal review has not been completed, and the company is voluntarily sharing information related to the review with the Securities and Exchange Commission and Justice Department and has provided certain documents as requested by the SEC in connection with its review of this matter.

Management will conduct a conference call and simultaneous webcast to discuss second quarter financial results and the future outlook at 5 p.m. (EDT) today. The call may be accessed by dialing toll-free, (800) 895-0231 from the U.S. and Canada, or (785) 424-1054 for international callers. The live webcast may be accessed via the following link: http://www.maxwell.com/investors/investor-calendar.asp. Subsequent replay may be accessed at the company’s Presentation Archive via the following link: http://www.maxwell.com/investors/presentations.asp

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications.

Forward-Looking Statements - Statements in this news release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties.

Actual results could differ materially because of factors such as:

•	the company’s history of losses and uncertainty about its ability to achieve or maintain profitability;

•	disruption of global financial markets and reduced credit availability;

•	general economic conditions in the markets served by our products;

•	demand for original equipment manufacturers’ products reaching anticipated levels;

•	cost-effective manufacturing and the success of outsourced product assembly;

•	the impact of competitive products and pricing;

•	risks and uncertainties involved in foreign operations, including the impact of currency fluctuations;

•	product liability or warranty claims in excess of reserves.

For further information regarding risks and uncertainties associated with Maxwell’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of these filings may be obtained by contacting Maxwell’s investor relations department at (858) 503-3434 or at our investor relations website: http://www.maxwell.com/investors/sec-filing.asp. All information in this release is as of August 6, 2009. The company undertakes no duty to update any forward-looking statement to reflect actual results or changes in the company’s expectations.

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(Unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$31,516	$12,576
Restricted cash	—	8,000
Trade and other accounts receivable, net	18,841	14,107
Inventories, net	19,332	18,502
Prepaid expenses and other current assets	2,084	1,645

Total current assets	71,773	54,830
Property and equipment, net	16,680	17,355
Intangible assets, net	3,197	3,755
Goodwill	21,877	22,408
Prepaid pension asset	2,597	2,592
Restricted cash	8,000	—
Other non-current assets	1,293	1,373

Total assets	$125,417	$102,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$15,327	$12,592
Accrued warranty	865	905
Accrued employee compensation	5,623	4,353
Short-term borrowings and current portion of long-term debt	13,306	18,888
Deferred tax liability	456	456

Total current liabilities	35,577	37,194
Long-term debt, excluding current portion	5,525	582
Stock warrants	2,511	318
Other long-term liabilities	910	972

Total liabilities	44,523	39,066

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.10 par value per share, 40,000 shares authorized; 25,886 and 22,521 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	2,589	2,253
Additional paid-in capital	218,500	192,228
Accumulated deficit	(143,202)	(134,902)
Accumulated other comprehensive income	3,007	3,668

Total stockholders’ equity	80,894	63,247

Total liabilities and stockholders’ equity	$125,417	$102,313

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Sales	$24,754	$18,473	$47,213	$35,062

License fee and service revenue	—	505	—	1,062

Total revenues	24,754	18,978	47,213	36,124

Cost of sales	15,839	14,082	31,245	26,188

Gross profit	8,915	4,896	15,968	9,936

Operating expenses:
Selling, general and administrative	5,628	5,220	10,674	10,404
Research and development	4,098	3,586	7,792	6,793
Amortization of intangibles	87	93	181	176

Total operating expenses	9,813	8,899	18,647	17,373

Loss from operations	(898)	(4,003)	(2,679)	(7,437)
Interest expense, net	(68)	(111)	(143)	(267)
Amortization of debt discount and prepaid debt costs	(243)	(641)	(622)	(1,369)
Gain (loss) on embedded derivatives and warrants	(3,807)	33	(4,414)	(960)

Loss from continuing operations before income taxes	(5,016)	(4,722)	(7,858)	(10,033)
Income tax provision	319	255	442	501

Net loss	$(5,335)	$(4,977)	$(8,300)	$(10,534)

Basic and diluted net loss per common share	$(0.22)	$(0.24)	$(0.36)	$(0.52)

Shares used in computing net loss per common share - basic and diluted	23,862	20,520	23,108	20,342